Exhibit 99.1

DSP Group Appoints Tali Chen as its Chief Business Officer

San Jose, Calif., September 9, 2020 —DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset and voice processing solutions for converged communications, announced today the appointment of Ms. Tali Chen as its Chief Business Officer. In her expanded role, Ms. Chen will lead DSP Group’s global sales force, FAE teams and corporate marketing and will continue to report to Ofer Elyakim, DSP Group’s CEO.

Ms. Chen brings more than 15 years of executive management experience in the semiconductor industry. In her multifaceted role as Chief Marketing Officer, she transformed DSP Group’s corporate marketing and communications, reinforced key customer relationships, and proactively expanded DSP Group’s virtual reach and community support as work-from-home mandates expanded. At the same time, she re-established DSP Group’s U.S. presence, led the company’s Smart Home business development, drove its IoT strategy and won major strategic business.

“We are delighted that Tali has accepted the position of Chief Business Officer,” said Mr. Elyakim. “She is a natural leader, and we are confident that her passion, industry knowledge, and outstanding track record will enable her to have an enormous impact on our go-to-market strategy, while continuing to deepen our valuable long-term relationships with customers worldwide. Along with her other accomplishments, Ms. Chen made ULE the technology of choice for the burgeoning smart home and smart security markets, tapping into a 400 million unit market opportunity, while playing a critical role in our transformation into a leading voice, AI, and IoT technology company.”

“I am honored and excited by the opportunity to lead DSP Group’s extraordinarily knowledgeable, dedicated, and supportive sales team at a time when we, and the industry in general, are looking for new ways to reinforce current relationships and develop new ones,” said Ms. Chen. “This is an exciting time for our Company as we constantly expand our suite of solutions for the Internet of Audio Things (IoAT), engaging the market with a multitude of differentiated solutions. I look forward to meeting with our partners and customers as soon as possible, across multiple channels, to discuss their challenges and the broad portfolio of solutions we now offer for next-generation voice, audio, and AI at the edge.”

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a global leader in wireless communications and voice processing chipsets and algorithms for a wide range of smart-enabled devices. The company was founded in 1987 on the principles of experience, insight, and continuous advancement. We seek to consistently deliver next-generation solutions in the areas of voice, audio, video, and data connectivity. Building upon our core competencies in the area of voice processing, DSP Group invests heavily in innovation for the smart future. The result is leading-edge semiconductor and product development technology that allows our customers to develop products that enhance the end-user experience. From AI-enabled TWS headsets to the voice-enabled smart home. From IoT, security, mobile handsets, tablets, and laptops, all the way to full enterprise-level unified communications (UC) across cloud-based voice services, DSP Group applies its core engineering and technical support capabilities to help its customers meet the demands of an ever-expanding universe of voice-enabled, connected, smart devices. Visit us at www.dspg.com or follow us on LinkedIn and Twitter, as well YouTube, where you can see our solutions in action.

Contact:

ir@dspg.com